Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Primech Holdings Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, no par value per share	(1)	Other	5,762,698	$0.67	$3,861,007.66	0.0001381	$533.21

Total Offering Amounts:						$3,861,007.66		533.21
Total Fee Offsets:
Net Fee Due:								$533.21

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Offering Note(s)

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers additional ordinary shares, no par value (“Ordinary Shares”), of Primech Holdings Ltd. (the “Registrant”), that may become issuable under the Primech Holdings Ltd 2025 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional Ordinary Shares which may become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of the Registrant’s outstanding Ordinary Shares. Any Ordinary Shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Ordinary Shares that may be issued under the Plan.

Represents additional Ordinary Shares reserved for issuance under the Plan.

Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Ordinary Shares reported on Nasdaq on May 29, 2025, which was US$0.67 per share.